UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FITMEDIA INC.
(Exact Name of Small Business Issuer in our Charter)

DELAWARE	7812	N/A
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Identification No.)	Identification No.)

304B - 338 WEST 8TH AVENUE
Vancouver, British Columbia V5Y 3X2
(Address of principal executive office)

(604) 723-0954
(Name, address and telephone of agent for service)

COPIES TO:

TIMOTHY J. CROTTEY FITMEDIA INC.
304B - 338 WEST 8TH AVENUE
VANCOUVER, BRITISH COLUMBIA
CANADA, V5Y 3X2
Fax: (604) 876-1047

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 43, check the following box. ☐

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT(1) TO BE REGISTERED	PROPOSED(2) MAXIMUM OFFERING PRICE PER UNIT	PROPOSED(2) MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT REGISTRATION FEE

Shares of Common Stock, par value $0.0001	670,000	$0.15	$100,500	$11.83

Shares of Common Stock, par value $0.0001	203,520	$0.15	$30,528	$ 3.59

			Total fee due:	$15.42

(1)	Of the 873,520 shares registered pursuant to this registration statement, 670,000 are being offered for by direct offering and 203,520 are to be offered by selling shareholders.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FITMEDIA INC.
873,520 SHARES
COMMON STOCK

Fitmedia Inc. (the "Company", "we", "us" or "Fitmedia"), a Delaware Corporation, is offering 670,000 of our common shares, with par value of $.0001, in a direct public offering, on a "best efforts" basis at $0.15 per share (the “Direct Offering”). In addition, 20 shareholders (the “Selling Security Holders”) are offering to sell 203,520 shares of our common stock to the public by means of this prospectus.

In the Direct Offering, we are offering up to a total of 670,000 shares of common stock at a price of $0.15 per share in a direct public offering, without any involvement of underwriters or broker-dealers. There is no minimum offering. The initial offering period will end one hundred eighty (180) days from the date of this prospectus unless it is terminated earlier (the "Initial Offering Period"). The Direct Offering is being made on a self-underwritten basis by us through our officers and directors. Since there is no selling commission, all proceeds from the Direct Offering will go to us. These shares will be sold at $0.15 per share until Fitmedia’s shares are quoted on the over the counter bulletin board and thereafter at the last sale price of our common stock.

In addition to the Direct Offering, the Selling Security Holders are offering to sell 203,520 shares of our common stock to the public by means of this prospectus. The Selling Security Holders will offer the 203,520 shares at a price of $0.15 per share until Fitmedia’s shares are quoted on the over the counter bulletin board and then will offer the shares at prevailing market prices or privately negotiated prices.

Our common stock is presently not traded on any market or securities exchange. The purchaser in this offering may be receiving an illiquid security.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is: October 20 , 2005.

Dealer Prospectus Delivery Obligation

Until 180 days after the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully. Fitmedia is a development stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues until early 2006.

Financial Summary Information

All of the references to currency in this registration statement are to U.S. Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of Fitmedia and related notes included elsewhere in this prospectus.

Income Statement Data

Five month period from August 30, 2004
	(inception)	Six month period
	to January 31, 2005	ended July 31, 2005
Revenue	$ 0	$ 0
Expenses	$ 7,526	$ 9,955
Net Profits (Losses)	$(7,526)	$(9,955)

Balance Sheet Data

	Five month period from August 30, 2004
	(inception)	Six month period
	to January 31, 2005	ended July 31, 2005
Working Capital (deficit)	$16,168	$5,895
Total Assets	$16,448	$5,995
Total Liabilities	$ 280	$ 100

We expect to require an additional $35,000 in financing to continue operations for the next year.

Fitmedia Inc.

We are a start-up stage company. We are a company with no revenues and newly started operations. We have minimal assets and have incurred losses since inception.

Fitmedia Inc. was incorporated on August 30, 2004 under the laws of the State of Delaware. Our principal offices and studio are located at 304B - 338 West 8th Avenue, Vancouver, British Columbia, and our telephone number is (604) 723 0954. Our fiscal year end is January 31. We have one wholly-owned subsidiary, Green Tea Productions, Inc., which was incorporated as a Delaware company on April 25, 2005, through which we intend to carry on production activities.

The business objective of Fitmedia is to produce, distribute and sell DVDs related to exercise, healthy lifestyles and physical and mental fitness (the “Fitness DVDs”) for use in peoples homes. We plan to sell DVDs through large, big box distributors and we also plan to sell our fitness DVDs through our Internet site www.fitmedia.net. No company has yet agreed to sell our DVDs.

The Offering

873,520 common shares are being offered in this offering, including both the Direct Offering and shares offered by the Selling Security Holders. The 873,520 common shares being offered is equal to approximately 4% of our issued and outstanding common shares.

The maximum amount of shares offered by us in the Direct Offering, on a "best efforts" basis, is 670,000 common shares at an initial price of $0.15 per share (or an aggregate initial offering price of $100,500). There is no minimum offering.

In addition to the Direct Offering, the Selling Security Holders are offering to sell 203,520 shares of our common stock to the public by means of this prospectus. The Selling Security Holders will sell at a price of $0.15 per share until Fitmedia’s shares are quoted on the over the counter bulletin board and thereafter at prevailing market prices or privately negotiated prices.

Both before and after the offering, our current President will control Fitmedia. After the offering, if all the shares in the Direct Offering are sold, Timothy J. Crottey, the President, Treasurer, Secretary, Chairman, Chief Executive Officer and Chief Financial Officer and a director of Fitmedia will own approximately 77% of our issued and outstanding common stock.

Although we are not presently qualified for public quotation, we intend to qualify our shares for quotation on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) upon the effective date of this prospectus.

Offering Period

During the Initial Offering Period, we will offer shares for a period of 180 days from the effective date of this prospectus, unless terminated earlier, in our sole discretion. During this Initial Offering Period we will be able to use funds immediately since the offering is on a "best efforts" basis. No minimum amount of proceeds has been set by us and no legal requirement for a minimum amount is in effect. Since there is no minimum, no escrow account will be established to hold funds until a minimum amount is reached or until the offering period is terminated.

Plan of Distribution

The offering of 670,000 of our common shares in the Direct Offering at an initial price of $0.15 per share, on a "best efforts" basis, is being made on a self-underwritten basis by us through our officers and directors who will not be paid any commission or other compensation and without the use of underwriters or broker-dealers. Currently, we have not established an underwriting arrangement for the sale of these shares. Our officers and directors will be the only persons that will conduct the direct public offering. They intend to offer and sell the shares in the primary offering through their business and personal contacts. We expect to receive $100,500 if we sell all of these shares but there is no guarantee that all of the shares will be sold. There is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of the offering.

The Selling Security Holders also may be selling up to 203,520 common shares at an initial price of $0.15. We will not receive any proceeds from the sale of these shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Fitmedia Risks

1.           There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your investment.

Our auditors have discussed their uncertainty in their audit report dated February 23, 2005. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your entire investment.

2.           We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on August 30, 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $17,799, of which $7,794 was for professional fees, $2,600 was for director fees, $2,213 was for office and miscellaneous costs, $1,670 was for rent, $2,198 for video production and $1,324 was for filing and corporate costs. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

•	completion of this offering
•	our ability to develop and produce DVDs
•	our ability to enter into distribution agreements
•	our ability to attract customers who will buy our DVDs
•	our ability to generate revenues through the sale of our DVDs

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3.           We have not yet produced DVDs to sell. Even when we do produce DVDs and offer them for sale, there are no assurances that we will ever generate revenues from the sale of the DVDs or make a profit.

Because we are small and do not have much capital, we must begin by producing only a small number of DVDs. We also may be restricted to marketing our DVDs through the Internet and possibly a small number of stores that will agree to carry our DVDs. As a result, we may not be able to attract enough customers to operate profitably. If we do not make a profit, we may have to suspend or cease operations. If we are unable to produce and sell enough DVDs to operate profitably, we may have to suspend or cease operations, and you may lose the entire amount of your investment.

4.           We are solely dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to achieve adequate revenues to remain in business. We may need to obtain additional financing which may not be available, which could cause us to cease operations.

We have begun the development of scripts and agreements with exercise professionals for the filming of DVDs. We need the proceeds from this offering to pay for the development, production and distribution for sale of our DVDs until we generate enough of a profit. If the maximum of $100,800 is raised, this amount will enable us, after paying the expenses of this offering, to continue discussions with fitness professionals concerning scripts and to begin the filming and production of our DVDs. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. If we are not able to obtain needed financing we may have to cease operations. We anticipate that if we are successful in raising $25,000, these proceeds will enable us to operate for approximately one year. If we are successful in raising the maximum of $100,800, our intention is to increase our spending in the areas of production and marketing and we expect these proceeds to last us approximately 18 months.

5.           Our operating results may prove unpredictable which could negatively affect our share price.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may cause our operating results to fluctuate significantly include the following:

•	our ability to generate enough working capital from future equity sales;
•	the level of commercial acceptance by the public of our planned DVDs;
•	fluctuations in the levels of consumer purchasing activity relating to the purchase of fitness DVDs;
•	the level of commercial success achieved by the DVDs introduced by us or by our competitors;
•	fluctuations in the demand for fitness related DVDs;
•	extensive competition in the fitness industry, including direct competition from other DVD producers and indirect competition from fitness centers and companies offering fitness activities;
•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and
•	general economic conditions and economic conditions specific to the fitness industry.

If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results, any of which could cause the price of our shares to decline.

Risks Associated with this Offering

6.           Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

7.           Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Exchange Act”) which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker, but we have not yet engaged a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from Fitmedia or from the Selling Security Holders.

Industry Risks

8.           The competitive environment of the fitness DVD production industry will make is difficult for us to enter into distribution agreements, which may negatively effect our ability to carry on operations.

The development and production of fitness DVDs often requires a lot of money before actual product will be produced for sale. There is a lot of competition for the money that is available for such a risky venture. It is important in this industry to develop a reputation of commercial success in prior productions. This is difficult to accomplish because the industry is competitive with established companies that can impact our market share and ultimate success. As we are a new production company, the product we intend to produce may not be a high enough quality to compete with DVDs produced by our competitors and we may not be able to enter into distribution agreements for the distribution of our product. If we are unable to enter into distribution agreements, we may not be able to sell our product which will prevent us from generating revenues which could cause us to cease carrying on operations.

9.           Filmed entertainment piracy is a major concern in our industry that can result in decreased revenues.

Piracy of DVDs and videos is prevalent in our industry. The growth of the Internet, together with the advancement of digital technology, has created substantial piracy problems for the entertainment industry. We will not be immune from this piracy. This piracy could take many forms and could impact our business in many ways. The piracy of the products that we develop could have a significant effect on the distribution of our DVDs and could result in reduced revenues or increased distribution costs. If piracy of our DVDs becomes widely prevalent, we may lose customers who are obtaining our product at no cost, which would result in decreased revenues to us.

10.           The failure to protect our intellectual property rights could cause us to lose royalty fees and decrease revenues.

It is imperative that we protect our intellectual property rights and the failure to do so will have a negative impact on our business. The protection of intellectual and property law for the safeguarding of our assets is important to our business. Our success in defending our intellectual property assets and also ensuring that we do not infringe on the intellectual property rights of others could be an expensive process, and could have a significant effect on our business. Our failure to protect our intellectual property assets, or the infringement on the rights of others could have a material effect on our company in that it could result in the abandonment of production of a DVD or the payment of royalty fees to another person or company.

11.           We may not be successful in developing our products and the value of your investment could decline.

We intend to operate as an independent DVD producer and distributor with no substantial tangible assets in a highly competitive industry. We have little operating history, no customers, no current products and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition, including:
•	our business model and strategy are still evolving and are continually being reviewed and revised;
•	we may not be able to raise the capital required to develop our products; and
•	we may not be able to successfully produce and distribute our planned products.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in Fitmedia will decline.

Risks Related to Our Securities

12.           Since our common stock has never been traded, prices for our common stock may decline after the offering and investors may have difficulty selling their securities.

There is no public market for our common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:
•	variations in our quarterly operating results;
•	changes in securities analysts estimates of our financial performance;
•	changes in general economic conditions and in the music retailing industry;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;
•	loss of a major partner or joint venture participant; and
•	the addition or loss of key managerial and creative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

13.           Fitmedia management beneficially own approximately 77% of the shares of common stock and their interest could conflict with the investors which could cause the investor to lose all or part of the investment.

Timothy J. Crottey, our President, Treasurer, Secretary, Chief Executive Officer, Chairman and Chief Financial Officer beneficially owns approximately 77% of our outstanding common stock. Mr. Crottey owns 18,600,000 common shares. As the President owns 77% of our common stock, he is able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of our President but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to the business and operations of Fitmedia could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, the shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of business of Fitmedia. This lack of shareholder control could cause the investor to lose all or part of the investment. Mr. Crottey is pursuing a part time course of study towards a bachelor’s degree in Communications at Simon Fraser University in Burnaby, British Columbia. It is unlikely that his studies will present a conflict of interest with his duties at Fitmedia.

14.           We indemnify our directors against liability to Fitmedia and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Fitmedia's Bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The Bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) for directors, officers or persons controlling Fitmedia, Fitmedia has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Fitmedia for indemnification, the costs could have a negative effect on our operating results.

15.           There is no minimum offering and therefore your investment may be used even though such investment will not satisfy our capital requirements to complete any project.

The directors have not specified a minimum offering amount and there in no escrow account in operation. As detailed elsewhere in this document, Fitmedia’s current assets are insufficient to pursue the business plan and we are entirely dependent on the outcome of this capital raising effort. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in Fitmedia, but Fitmedia is unable to fulfill its objectives or proceed with its operations due to a lack of interest in this offering. If this were to occur, we might be forced to curtail or abandon our operations with a loss to investors who purchase stock under this prospectus.

16.           We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Fitmedia.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Fitmedia will need to come through appreciation of the stock’s price.

17.           Our success depends in part on our ability to attract and retain additional key personnel, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals and becoming profitable.

We anticipate that beginning in 2007 we will need to hire key personnel in the areas of marketing, sales and accounting who can contribute to our success in various ways. Our inability to attract additional key personnel could have a material adverse effect on our ability to conduct our business. If we are unable to retain key personnel in marketing and sales in the future, we may be unable to generate sufficient revenues from the sales of our DVDs to become profitable.

OFFERING PERIOD

During the Initial Offering Period, we will offer shares pursuant to the Direct Offering for a period of one hundred eighty days from the effective date of this prospectus, unless terminated earlier, in our sole discretion. During this Initial Offering Period we will be able to use funds immediately. No minimum amount of proceeds has been set by us and no legal requirement for a minimum amount is in effect. Since there is no minimum, no escrow account will be established to hold funds until a minimum amount is reached or until the offering period is terminated.

The Selling Security Holders will be able to sell their shares on a continuous basis beyond the Initial Offering Period.

PLAN OF DISTRIBUTION

The Direct Offering of 670,000 of our common shares, on a "best efforts" basis, is being made on a self-underwritten basis by us through our officers and directors who will not be paid any commission or other compensation and without the use of underwriters or broker-dealers.

Currently, we have not established an underwriting arrangement for the sale of these shares. Our officers and directors will be the only persons that will conduct the direct public offering. They intend to offer and sell the shares in the primary offering through their business and personal contacts. There is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of the offering.

In addition our offering of 670,000 shares at an initial price of $0.15 per share through the Direct Offering, the Selling Security Holders also may sell up to 203,520 common shares at an initial price of $0.15 per share. The $0.15 per share initial offering price of our common stock was arbitrarily determined by our board of directors. We will not receive any of the proceeds from the sale of the shares by the Selling Security Holders.

Where there is a public trading market for our shares, we will use the last sale price of our common stock as the basis for a market price in the selling of our shares pursuant to the Direct Offering.

After the initial offering price of the shares in our common stock, the offering price of the shares sold by the Selling Security Holders will be determined by market factors and the independent decisions of the Selling Security Holders. We anticipate that we will begin selling our shares pursuant to the Direct Offering before we apply for a listing on the OTC Bulletin Board. We also anticipate that the Selling Security Holders are not likely to sell any shares until we have obtained a listing on the OTC Bulletin Board. If both the Selling Security Holders and management are trying to sell securities at the same time, management intends to leave it up to the discretion of the potential buyer regarding from whom the buyer will purchase Fitmedia stock. In such instances, since the Selling Security Holders may offer their shares at a lower price, they may be able to negotiate more effectively with potential buyers to sell their Fitmedia securities. Such shares of our common stock may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer shares to underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders for whom they may act as agent.

The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the Selling Security Holders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the Selling Security Holders other than payment that they may agree to make to underwriters.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file the application upon the effective date of the registration statement of which this prospectus forms a part. In order for Fitmedia to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least three months and can take longer than a year. Fitmedia has not yet engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the Selling Security Holders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. If our common stock becomes listed on the OTC Bulletin Board, we will use the last sale price of our common stock as the basis for a market price in the selling of our shares pursuant to the Direct Offering.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

We are bearing all costs relating to the registration of the common stock. The Selling Security Holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Security Holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the Selling Security Holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the Selling Security Holders will engage in any electronic offer, sale or distribution of the shares. Further, neither Fitmedia nor any of the Selling Security Holders have any arrangements with a third party to host or access our prospectus on the Internet.

DETERMINATION OF OFFERING PRICE

Determination of Offering Price

The price of the shares we are offering was determined in order so that we could raise at least $100,000 if all of the shares are sold pursuant to our Direct Offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were the following:

•	our lack of operating history
•	the proceeds to be raised by the offering
•	the amount of capital to be contributed by purchasers in the offering in proportion to the amount of stock to be retained by our existing stockholders
•	our relative cash requirements

The Selling Security Holders may from time to time offer shares to underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders for whom they may act as agent.

The estimated cost of distribution of our common shares is $6,000, or approximately 6% of our planned offering. These distribution costs include legal, accounting, printing and administration costs involved in the offering.

USE OF PROCEEDS

The proceeds of the direct public offering are to be used by us as follows:

Amount of funds raised	Proceeds to be used in
Up to $25,000	• $18,000 - general working capital for one year (including accounting, legal, management, rent and office expenses)
• $6,000 - development and production of our DVDs
• $1,000 - website development and marketing

Up to $60,000	• $30,000 - general working capital for 18 months (including accounting, legal, management, rent and office expenses)
• $8,000 - development and production of our DVDs
• $8,000 – purchase of video and editing equipment
• $7,000 – duplication costs
• $7,000 - website, marketing and distribution development

Up to $100,000

• $30,000 - general working capital for 18 months (including accounting, legal, management, rent and office expenses)
• $12,000 - development and production of our DVDs
• $8,000 –purchase of video and editing equipment
• $7,000 – duplication costs
• $40,000 - website, marketing and distribution development
• $3,000 - acquiring additional fitness DVD and series scripts

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of July 31, 2005 the net tangible book value of our shares of common stock was $16,168 or approximately $0.000684982 per share based upon 23,603,520 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 24,273,520 shares to be outstanding will be $103,395, or approximately $0.00425958 per share. The amount of dilution you will incur will be $0.14574042 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.14505544 per share without any additional investment on their part. You will incur an immediate dilution from $0.15 per share to $0.00425958 per share.

The sale of 203,520 existing shares by Selling Security Holders

The 203,520 existing common stock to be sold by the Selling Security Holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution caused by the sale of these shares. There will be dilution, however, of the shares sold pursuant to the Direct Offering.

Dilution to existing stockholders if all of the shares are sold in the Direct Offering:

Price per share	$ 0.15
Net tangible book value per share before offering	$ 0.000684982

Net tangible book value per share after offering	$ 0.00425958
Potential Increase to present stockholders in net tangible book value	$ 0.0035746
per share after offering

Number of shares outstanding before the offering	23,603,520
Number of shares after offering held by existing stockholders	24,273,520

Dilution to purchasers of shares in this offering if all shares sold in the Direct Offering:

Price per share	$ 0.15
Dilution per share	$ 0.1457405
Capital contributions	$ 100,500
Number of shares after offering held by public investors	873,520
Percentage of ownership after offering	3.6%

Difference in share price in recent sales to officers, directors and others and the share price in the current offering.

The 670,000 shares in this offering that are being sold at an initial price of $0.15 per share are selling at a higher price than the 192,500 shares we issued to 16 investors on December 2, 2004 for $0.10 per share. This difference in price is because Fitmedia’s board of directors believes that the 16 investors who purchased in December 2004 were purchasing shares that contained restrictions from trading, making them less attractive as an investment than the 670,000 shares offered in the Direct Offering, which are being registered and will not have any restrictions from trading.

Financial Condition

Since inception, Fitmedia has incurred losses and has not yet earned revenues from its intended business activities, resulting in a net accumulated deficit of $7,526 at January 31, 2005. These factors raise substantial doubt about Fitmedia's ability to continue as a going concern and Fitmedia’s auditors have discussed this uncertainty in their audit report for the period ended January 31, 2005.

Fitmedia will need additional working capital to be successful in any future business activities. Therefore, continuation of Fitmedia as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital. We expect to require a further $35,000 to continue our operations for the next 12 months.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and other sections of this prospectus.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to, the following: (1) we may not be able to obtain necessary financing; (2) our potential products may not meet product performance specifications; (3) our potential products may be unable to compete successfully in either existing or new markets; (4) availability and future costs of materials and other operating expenses; (5) weakness in the global economy and changing market conditions, together with general economic conditions affecting our target industries, could cause the our operating results to fluctuate; (6) the risks involved in our operations and potential future sales; and (7) disclosure controls cannot prevent all error and all fraud. For a more detailed explanation of such risks, please see the section entitled “Risk Factors” beginning on page 7 of this registration statement. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

SELLING SECURITY HOLDERS

The Selling Security Holders named in this prospectus are offering approximately 23% of the shares of common stock offered through this prospectus. The shares include 203,520 shares of common stock that the Selling Security Holders acquired from us in private placements that were exempt from registration under section 4(2) and Regulation S of the Securities Act and completed between October 31, 2004 and December 2, 2004.

The shares owned directly and indirectly by the shareholders who own more than 5% of the issued and outstanding stock of Fitmedia are not being registered for sale. None of the Selling Security Holders are broker-dealers or affiliated with broker-dealers.

The following table provides, as of October 12 , 2005, information regarding the beneficial ownership of our common stock held by each of the Selling Security Holders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Security Holder	Shares Owned Prior to this Offering	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Bilynsky, Maryna	2,000	(3)	2,000	0	(3)
Thierry, Damilano	13,000	(3)	13,000	0	(3)
Deas, Peter A.	5,000	(3)	5,000	0	(3)
Degen, Vadim	10,000	(3)	10,000	0	(3)
Dragan, Paul	10,000	(3)	10,000	0	(3)
Draycott Investments Ltd. (1)	30,000	(3)	30,000	0	(3)
Hammer, Mark	5,010	(3)	5,010	0	(3)
Kim, Hyun-Young	8,000	(3)	8,000	0	(3)
Kim, Sun- Young	10,000	(3)	10,000	0	(3)
Lin-Li, Anne Lee	10,000	(3)	10,000	0	(3)
Lower, Scott	35,000	(3)	35,000	0	(3)
Onufrijchuk, Roman (2)	1,000	(3)	1,000	0	(3)
Molnar, Andrea	8,000	(3)	8,000	0	(3)
Morgan, Wayne	10,000	(3)	10,000	0	(3)
Muzylowski, Mike	20,000	(3)	20,000	0	(3)
Ratchkovski, Mikhail	3,500	(3)	3,500	0	(3)
Smirnov, Igor	10,000	(3)	10,000	0	(3)
Watkinson, Kathy	2,505	(3)	2,505	0	(3)
Watkinson, Sean	2,505	(3)	2,505	0	(3)
Wood, Joanne	8,000	(3)	8,000	0	(3)

(1)	Lawrence Collie has voting and investment control over securities held by Draycott Investments Ltd.
(2)	Roman Onufrijchuk is a director of Fitmedia.
(3)	Less than 1%

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the Selling Security Holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 23,603,520 shares of common stock outstanding on October 12 , 2005 and assumes all shares are sold by Selling Security Holders.

Other than as described above, none of the Selling Security Holders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years; or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

We are not aware of any pending or threatened legal proceedings which involve Fitmedia or any of its properties or its subsidiary.

DIRECTORS AND OFFICERS

Our Bylaws provide that we shall have a minimum of one director. There is no stated maximum number of directors allowed but such number may be fixed from time to time by action of the stockholders or of the directors.

Our current directors and officers are as follows:

Name	Age	Position
Timothy J. Crottey	39	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, Chairman, Director
Roman Onufrijchuk	53	Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the board of directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Fitmedia's affairs.

Timothy J. Crottey, Director, Chairman, President, Treasurer, Secretary, Chief Executive Officer and Chief Financial Officer

Timothy J. Crottey has been the President, Chief Executive Officer and Chief Financial Officer of Fitmedia since Fitmedia’s inception on August 30, 2004. From January 2002 to December 2004 Mr. Crottey attended the Simon Fraser University full time as a student in the pursuit of an applied science degree in the field of communications. In addition, he has been developing the concept of Fitmedia over the past three years. From 2000 to 2002 Mr. Crottey was the manager of a Blends coffee shop.

Roman Onufrijchuk, Director

Roman Onufrijchuk is a Senior Research Fellow at the Centre for Policy Research in Science & Technology in Vancouver, BC, a Principal Investigator, Techno-Experiential Design Assessment Program and a University Research Associate and Adjunct Professor at the School of Communication at Simon Fraser University (“SFU”) in Vancouver, BC. From 1999 to 2001 Mr. Onufrijchuk occupied various teaching positions at SFU and Dubai Women's College. From 2001 to 2003, Mr. Onufrijchuk was the Principal Investigator and Research Designer in the New Media Experience Roadmap Program at the New Media Innovation Centre in Vancouver, British Columbia. From 1999-2001, Mr. Onufrijchuk was a supervisor, Applied Media Studies Program in the Department of Communication Technology at Dubai Women's College. From 1994-1999, Mr. Onufrijchuk was the Director and Executive Producer for Television Programming, the Knowledge Network, Open Learning Agency. From 2002-2003, Mr. Onufrijchuk was Senior Editor of DIGEST, a bi-monthly, e-mail format report on research into human technology interaction conducted by the E-lifestyles Cluster at the New Media Innovation Centre.

Mr. Onufrijchuk has a PhD in Applied Sciences, School of Communication from SFU and has Masters and Bachelor degrees in Communication, from SFU.

Significant Employees

Other than the executive officers described above, Fitmedia does not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Audit Committee

The Audit Committee is currently composed of one member, Roman Onufrijchuk, who is independent within the meaning of the NASD listing standards and who is otherwise qualified to serve on the Audit Committee under those standards. Fitmedia's board of directors has determined that Fitmedia does not have an audit committee financial expert serving on its audit committee. The board of directors has determined that the cost of hiring a financial expert to act as a director of Fitmedia and to be a member of the audit committee outweighs the benefits of having a financial expert on the committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of October 12 , 2005, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 12 , 2005, there were 23,603,520 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common	Timothy J. Crottey (1) 304-338 West 8th Avenue, Vancouver, BC, V5Y 3X2	18,600,000	77%
Common	Roman Onufrijchuk (2) 2208-438 Seymour St., Vancouver, BC, V6B 2M6	1,000	Less than 1%
Common	Robert Jarva 125a – 1030 Denman St., Vancouver, BC V6G 2M6	2,400,000	10.2%
Common	Audrey Crottey (3) 1941 Embleton Crescent Courtenay, BC V9N 8K1	2,400,000	10.2%
	All Officers and Directors as a Group	18,601,000	77%

(1)	Timothy Crottey is a director, President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of Fitmedia.
(2)	Roman Onufrijchuk is a director of Fitmedia.
(3)	Audrey Crottey is the mother of Timothy Crottey, our President.

CHANGES IN CONTROL

There are currently no arrangements which would result in a change in control of Fitmedia.

DESCRIPTION OF SECURITIES

The authorized capital stock of Fitmedia consists of 80,000,000 common shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001.

Common Stock

Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Fitmedia, whether voluntary or involuntary, to share equally in the assets of Fitmedia available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Fitmedia's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of Fitmedia's common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. Fitmedia does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Fitmedia's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $.0001 par value preferred stock. Fitmedia has no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.

Stock Transfer Agent

Upon completion of this offering, we intend to engage an independent stock transfer agency firm to serve as our registrar and stock transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

The 873,520 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder, other than 1,000 share owned by Roman Onufrijchuk, our director. The remaining 23,400,000 of our outstanding shares have been held since September 30, 2004 (and are subject to the sale limitations imposed by Rule 144 (see below). The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common sock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

INTEREST OF NAMED EXPERTS AND COUNSEL

Accountants

Our Audited Financial Statements for the fiscal year ended January 31, 2005 have been included in this prospectus in reliance upon Moore Stephens Ellis Foster Ltd., Chartered Accountants, as experts in accounting and auditing. Ellis Foster ( Moore Stephens -- Ellis Foster Ltd. ) merged with Ernst & Young LLP on May 4, 2005 and has continued its business under the name of Ernst & Young LLP. Our financial statements for the period February 1, 2005 to July 31, 2005 are included in this prospectus and registration statement and have been reviewed by Ernst & Young LLP.

Legal Matters

Certain legal matters in connection with this offering will be passed upon for us by Conrad C. Lysiak, Attorney and Counselor at Law.

REPORTS TO SECURITY HOLDERS

Upon effectiveness of this registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.fitmedia.net.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 6 of the Bylaws of Fitmedia states that Fitmedia shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses, including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation.

The directors and officers of Fitmedia are not insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Fitmedia.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

DESCRIPTION OF BUSINESS

Fitmedia Inc. was incorporated as a Delaware company on August 30, 2004. We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date as well as an accumulated shareholder deficit. As of January 31,2005, we had operational losses in the amount of $7,526 and an accumulated shareholder deficit of $7,526. Fitmedia has one wholly-owned subsidiary, Green Tea Productions, Inc., which was incorporated as a Delaware company on April 25, 2005, and through which we intend to carry on our DVD production activities.

Since our inception on August 30, 2004, we have been developing our business plan and identifying and developing ideas for the DVDs which we are planning to produce. Since September 2004, we have intended to produce and distribute fitness and nutrition instructional DVDs. We intend to generate revenues through the sale of such fitness DVDs. As of January 2005, we had identified the areas in which we intend to begin production of DVDs, which are the areas of yoga and meditation (our “First DVDs”).

From September to December 2004, we gathered information on the holistic, exercise, nutrition, exercise video, yoga and fitness industries and reviewed fitness videos and DVDs produced by our competitors. From January to May 2005, we have been developing our planned format for our First DVDs, including the length and descriptions of various segments. During this time we have also been reviewing resumes of potential fitness instructors to write or star in our planned DVDs as well as reviewing resumes of potential production personnel, such as camera operators, video editors, costume designers, lighting technicians, sound editors and assistant directors.

Director, Producer, Writer and Talent for DVDs

On June 27, 2005, we concluded two agreements whereby Joelle Lazar agreed to write and star in our First DVD, tentatively entitled, “Fitmedia’s Prenatal Yoga” (the “Prenatal Yoga DVD”). Joelle Lazar is a teacher of yoga, Eastern philosophy and meditation. She is a specialist in prenatal and therapeutic yoga and a singer of traditional Indian music as a healing art. She also writes articles on yoga, meditation, health and personal growth. For the past year, Ms. Lazar has been the director of Our Town Yoga School. Ms. Lazar has appeared on Good Morning Canada, a CTV production, demonstrating a prenatal yoga class she designed to a national audience. She has obtained certification to teach theory and practice of yoga at the International Meditation Institute in Kullu, India.

The writer agreement between Joelle Lazar and Fitmedia, is included in this prospectus as Exhibit No. 10.1. The agreement requires Ms. Lazar to prepare a treatment and full screenplay which is to include an outline of 45 minutes of yoga poses suitable for pregnant women, and separate segments for guided meditation, anatomy of breath and hand movements. As compensation for Ms. Lazar’s writing services, Fitmedia has agreed to pay Ms. Lazar $80 per hour, and a 5% royalty of Fitmedia’s profits from the DVD. On July 5, 2005, Ms. Lazar completed the development of the screenplay, and has been paid $647 by Fitmedia for her writing services. The agreement assigns all copyright in the screenplay to Fitmedia.

The actor agreement between Joelle Lazar and Fitmedia dated June 27, 2005 has been attached to this prospectus as Exhibit 10.3. The agreement engages Ms. Lazar as the instructor and star of the Prenatal Yoga DVD. The services to be provided by Ms. Lazar include on screen instructing and yoga poses during principal photography, as well as extra dialogue work, trailors, retakes and added scenes, if required. Fitmedia has agreed to pay Ms. Lazar fees of $80 per hour for her on screen work, with no royalties.

Carrie Lazar entered into an agreement with Fitmedia on June 27, 2005 to also appear in the Prenatal Yoga DVD. The agreement is included in this prospectus as Exhibit 10.4. Pursuant to the agreement, Carrie Lazar agreed to appear on the DVD doing yoga poses as instructed on screen by her sister, Joelle Lazar. The services to be provided by Carrie Lazar include on screen instructing and yoga poses during principal photography, as well as extra dialogue work, trailors, retakes and added scenes, if required. Fitmedia has agreed to pay Carrie Lazar fees of $22 per hour for her on screen work, with no royalties. Both Joelle Lazar and Carrie Lazar assigned all intellectual property proceeds of their services to Fitmedia.

On June 28, 2005, Fitmedia entered into an agreement with Timothy Crottey, our President, to act as director and producer for the Prenatal DVD. The agreement is included in this prospectus as Exhibit 10.5. Mr. Crottey agreed to accept $400 in full payment for his services, with no royalty rights, and agreed to assign all intellectual property rights in the Prenatal Yoga DVD to Fitmedia. Mr. Crottey has no experience as a director or producer, but he has been studying Communications at Simon Fraser University in Burnaby, British Columbia for several years, and he has taken several courses in media and editing.

Production

Principal photography has been completed on the Prenatal Yoga DVD. The photography took place in Vancouver, British Columbia on July 5, 2005 and August 9, 2005. Joelle and Carrie Lazar both starred on screen and Tim Crottey directed. We also had several camera operators who were hired for each day, and we rented cameras and sound recording equipment. Tim Crottey intends to oversee the editing process, which is expected to take several months. We intend to begin filming our next DVD after completion of the Prenatal Yoga DVD.

Our intention is to complete post-production on the Prenatal Yoga DVD and our other planned DVDs by hiring independent contractors to act as production and post production personnel, writers and performers in our planned DVDs.

The Holistic and Fitness Industries

According to Astrid Lange at Torstar News Service, the estimated value of the fitness industry is $1.3 billion in Canada and $17 billion in the U.S. Every year, 45 million Americans diet and spend a whopping $32 billion a year trying to take off the extra pounds, according to the American Obesity Association. That amount includes money spent on diet soda and food, artificially sweetened products, appetite suppressants, diet books, videos and cassettes, fitness clubs and medically supervised weight loss programs. In addition, other aspects of healthy living such as sports nutrition products, spas and health clubs are generating increasing revenues. For example, the Boston-based International Health, Racquet & Sportsclub Association estimates that the total number of commercial health clubs and fitness centers in the U.S. now exceeds 23,500 and the industry posted a robust 14.1 billion in revenue in 2003, reflecting a nearly 8% increase over 2002.

One aspect of healthy living that is growing fast is holistic living. Holistic living, the practice of maintaining and improving health in which physical, mental, and social factors are taken into account, means different things to different people. It includes elements of the individual’s personal life such as health and fitness, culture and entertainment, interactions with our world and the environment, and spirituality. The popularity of holistic living is on the rise, as demonstrated by the increase in the practice of yoga, a system of spiritual and physical exercises which help control the body and mind and encourage health and well-being. According to the Yoga Research and Information Centre, in 2003, 18 million Americans practiced yoga three times a week, up from only 3 million Americans practicing yoga in 1993, and in 2003 over $27 billion was spent on yoga tapes, videos, racer-back tops and other yoga paraphernalia in the U.S. A search on Amazon.com for yoga books and tapes yields more than 2,000 hits. The Yoga Journal, which had 50,000 readers in 1990, is up to half a million.

The Instructional DVD and Video Industry

The instructional DVD industry is highly competitive. According to Neilsen media research, DVD fitness titles sales rated by Neilsen VideoScan reported in March 2004 that DVD represented 51% of the sales for the top 30 fitness titles. DVD interactive format has eclipsed the VHS format of fitness title sales.

The U.S. fitness industry if fuelled by fads that have enormous economic impact. Over the past few years, the most popular fitness DVD titles have related to pilates and yoga. USA today reported that according to Video Store Magazine Market Research the top 10 selling DVD fitness titles of 2003. 1 in the top ten is Leslie Sansone: Walk Away the Pounds: (168,000 Units). #2 The Method Pilates Target Specific: (150,000 Units) #3 The Method Pilates: (120,000 Units) #4 Pilates Conditioning for Weight Loss: (117,000 Units) #5 Pilates for Dummies: (168,000 Units) #6 Crunch: Pick Your Spot Pilates: (105,000 Units) #7 Darrin’s Dance Grooves: (91,000 Units) #8 Cheer: (80,000 Units) #9 The Firm: Total Body Super Cardio Mix: (73,000 Units) #10 Yoga Conditioning for Weigh Loss: (72,000 Units).

Our Products and Services

Fitmedia intends to capitalize on the growing industries of diet, fitness and holistic living by producing fitness DVDs which are exciting, motivating and fun. We intend to create quality exercise and fitness DVDs, which we hope to do by working with skilled production, fitness and media personnel. Fitmedia intends to only produce media in the DVD format.

DVD is short for digital versatile disc or digital video disc, a type of optical disk technology similar to the CD-ROM. A DVD holds a minimum of 4.7GB of data, enough for a full-length movie. DVDs are commonly used as a medium for digital representation of movies and other multimedia presentations that combine sound with graphics.

The DVD specification supports disks with capacities of from 4.7GB to 17GB and access rates of 600KBps to 1.3 Mbps. One of the best features of DVD drives is that they are backward-compatible with CD-ROMs, meaning they can play old CD-ROMs, CD-I disks, and video CDs, as well as new DVD-ROMs. Newer DVD players can also read CD-R disks.

We intend to produce as our First DVDs, DVDs covering the following topics:

•	Yoga for Seniors
•	Pre-Natal Yoga
•	Yoga for Kids
•	Meditation and Relaxation

Yoga is a form of exercise that takes into account the interrelationship between body and mind, and is a method that combines movements that benefit physical health with breathing and meditation techniques that help ensure peace of mind. We have chosen these topics, with a focus on yoga, because we believe we will be able to produce these DVDs at a lower cost than other topics such as Pilates, which may require specialized equipment. Pilates, for example, is a system of physical exercise involving controlled movements, stretching and breathing, performed on specifically designed exercise apparatus and supervised by extensively trained teachers. The DVDs we intend to produce will be the types of programs in which viewers exercise along with an instructor on the DVD program. In some cases, our DVDs will also contain supplementary information on other topics, such as nutrition. We have also identified topics which we believe will appeal to a niche target market and therefore provide us with a smaller, more focused market to market our products to. Each of our DVDs is planned to contain between 45 and 90 minutes of digital video, including several segments. We plan to include in each an introduction, as well as segments on nutrition and relaxation and overall health. Our first planned DVD topic is Yoga for Seniors, for which we plan to begin filming in Summer 2005. In addition to fully producing Yoga for Seniors, we intend to design and produce the packaging for the DVD. Although we do not have any employees, we intend to oversee production of our DVDs, as well as the design and production of the packaging through independent contractors that we intend to hire.

Other DVD topics we are considering producing in the future include:

•	Everyday Person workout Series
•	Workout for the every day Senior
•	Pilates for Beginners
•	Pilates for your Home

•	Pole Dancing
•	Advanced Pole Dancing
•	Isometrics for a Tone Lean Body

We intend to gauge the success (or failure) of our ability to generate revenues from sales of our First DVDs before we finalize our production plans for further DVDs.

Our Distribution Methods

We currently have no share in the market for fitness DVDs. We plan to sell fitness DVDs through the following channels:
1.	chain stores, large, big box distributors and other smaller retailers;
2.	smaller retailers that may be more interested in local content, beginning with retailers in and around Vancouver, British Columbia;
3.	our Internet site www.fitmedia.net, which we intend to develop so that it can handle ecommerce transactions;
4.	shopping websites, such as ebay.com and Yahoo! Shopping; and
5.	distributors of documentary or other media that handle sales in particular English speaking territories, such as the United Kingdom and Australia.

We have not yet entered into any agreement with any retail or other type of company for the distribution of our intended DVDs and we can not guarantee that we will be successful in doing so.

New Products and Services

The first fitness DVD we intend to produce is on the topic Yoga for Seniors. We are currently interviewing several yoga instructors that have responded to our ad in a newspaper or who we know through other contacts. Our goal is to complete principal photography on the Yoga for Seniors DVD by the end of July 2005 and to have all post production completed by Fall 2005. We intend to develop and produce three additional DVDs by the end of 2006. At this time the topics we are planning for these three additional DVDs are: Pre-Natal/Post-Natal Yoga, Yoga for Kids, and Meditation and Relaxation.

Our Competitive Position

Our fitness DVD sales business will face competition from the many companies that already sell fitness DVDs in those chain stores and through smaller retailers and on their own Internet sites or shopping websites such as ebay.com and Yahoo! Shopping. Many of our competitors who produce fitness DVDs will have greater financial and other resources than we do and will be able to promote their products to a greater extent than we will and perhaps have celebrity endorsements or participation that will enable them to attract more buyers. In addition, competing production companies may be able to obtain more or better DVD content and have better promotional campaigns. Also, the extent to which consumers choose to exercise in fitness centers or in other manners without the aid of DVDs may reduce our sales, reduce our gross margins, increase our operating expenses and decrease our profit margins.

Although we are entering a market that already contains many experienced companies with greater resources, we believe that we may still be able to compete in the market. We believe that there is room in the marketplace for original fitness DVDs that offer new information and types of exercise that are specifically targeted to groups of people or to people with specific interests. This belief is based on informal research that our management has done on the types of fitness DVDs available for purchase on the Internet and in other locations, compared to discussions with approximately 30 people from various backgrounds and of different demographics regarding the types of fitness DVDs that might appeal to them. We plan to produce and sell fitness DVDs to those niche markets.

Sources and Availability of Raw Materials

As of the date of this prospectus, we have no need for raw materials or suppliers.

Customer Base

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we may become dependent on a few major customers.

Intellectual Property

We own the copyright in the website www.fitmedia.net. We intend to own copyright in all DVDs we produce and we intend to apply for trademark protection for all of the titles of our DVDs.

Legislation and Government Regulation

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Because Fitmedia intends to sell its DVDs through the Internet as one of its methods of distribution, Fitmedia will be subject to rules and regulations around the world which effect the business of the Internet. Also, because Fitmedia carries on business in Canada, it is subject to laws regarding employment, taxes and other regulatory issues for its Canadian operations.

Environmental Law Compliance

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

As of September 8, 2005, we have no part time or full time employees. We have one contractor who works part time on a regular basis: our President, Timothy J. Crottey. Mr. Crottey devotes approximately 25 hours a week to Fitmedia.

We currently engage independent contractors in the areas of marketing, web design, accounting, sales, business development and legal services. Once we begin filming our Fitness DVDs, we plan to engage independent contractors in the areas of camera operators, yoga and other fitness experts, production assistants, directors, editors, and packaging design.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Overview

Fitmedia is a development stage company that is in the early stages of developing fitness DVDs and a website through which we intend to sell the fitness DVDs. We plan to sell DVDs principally through big box distributors and others and we also plan to sell our fitness DVDs through our Internet site www.fitmedia.net. We have not yet entered into any agreements for the distribution of our planned DVDs.

We anticipate that our business will incur significant operating losses in the future. At this time, we believe that our success depends on our ability to complete development of our products and bring them to market quickly.

Fitmedia's existence is dependent upon management's ability to develop profitable operations. Management anticipates Fitmedia will attain profitable status and improve its liquidity through the continued developing of its products and establishing a profitable market for Fitmedia's products and additional equity investment in Fitmedia. Fitmedia is currently negotiations with fitness experts to develop scripts and content for fitness DVDs. Our plan is to have a fitness DVD ready for production by Summer 2005.

None of our DVD or website development activities are generating revenues as yet. We do not yet have any contracts with fitness experts or media producers to produce fitness DVDs and we do not yet have any arrangements with any retailers concerning distribution or sales.

In order to improve Fitmedia's liquidity, our intention is to obtain money through this Direct Offering. Further, Fitmedia intends, in Fall 2006, to begin pursuing additional equity financing through discussion with investment bankers and private investors. There can be no assurance Fitmedia will be successful in its efforts to secure additional equity financing. If Fitmedia is unable to raise equity or obtain alternative financing, Fitmedia may not be able to continue operations with respect to the continued development of fitness DVDs, the launch and operation of its website www.fitmedia.net and Fitmedia may have to cease development activities.

If operations and cash flow improve through future financing efforts, management believes that Fitmedia can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

We intend to spend approximately $40,000 over the course of the next year, mainly in the areas of production, administration, legal, accounting and marketing. However, if we are successful in raising more than $35,000 pursuant to this offering, we intend to increase our spending in the areas of production and marketing, and the acquisition of production and editing equipment (currently we own none) according to how much capital we are able to raise.

Results of Operations from Inception to January 31, 2005

Revenues

Fitmedia has not earned any revenues since incorporation on August 30, 2004. We intend to have our first DVD complete and ready for distribution by the end of 2005, and we hope to enter into distribution agreements and make available for sale on our website our first DVD by early 2006. We therefore expect to begin generating revenues in early 2006.

Expenses

The major components of our expenses for the five months ended January 31, 2005 are professional fees of $2,500, director fees paid to Roman Onufrijchuk in the amount of $2,600 and office and miscellaneous expenses. We expect that our expenses will increase substantially as we begin producing our DVDs in Summer 2005. We expect to incur expenses of between $2,500 and $15,000 for the production of each of our first DVDs, plus between $500 and $1,000 for package design for each DVD we have produced. After we have produced several DVDs, we intend to increase our production costs to allow for instructors and on screen performers with bigger marketing draw. If we increase our production costs, we will also likely spend more on marketing and package design.

Net Losses

Our net loss for the five months ended January 31, 2005 was $7,526. The loss was primarily due to auditor fees, director fees and office expenses and a lack of revenue or financing. We expect to continue to incur losses for at least another 2 years. We hope to begin generating revenues from the sale of our Prenatal Yoga DVD in early 2006, but any revenues we are successful in generating in 2006 we intend to apply to marketing expenses or to the production expenses of further DVDs.

Results of Operations for the six months ended July 31, 2005

Revenues

We generated no revenues during the six months ended July 31, 2005.

Expenses

During the six months ended July 31, 2005, our expenses totaled $10,273. These expenses were comprised of $986 in corporate and filing fees, $553 in general and administrative fees made up of banking service charges and office telephone, $1,169 for rent, $73 for our domain name, $2,529 for our audit, $1,000 in legal fees, $1,766 in management fees paid to our President, Timothy Crottey, and $2,197 for production of our Prenatal Yoga DVD. We anticipate that we will spend anther $3,000 to complete post production and packaging design on our Prenatal Yoga DVD.

Net Losses

Our net loss for the six months ended July 31, 2005 was $10,273. The loss was primarily due to auditor fees, rent and production fees relating to production of our Prenatal Yoga DVD.

Liquidity and Capital Resources

As of July 31, 2005, we had working capital of $5,895. We have started spending money on fitness DVD production and we intend to begin to make financial investments in marketing in early 2006 and in website development at the end of 2005. Fitmedia expects to incur substantial losses over the next two years.

We estimate that our expenses over the next 12 months will be approximately $40,000 as follows:

$13,000 in auditor and legal fees
$ 3,000 for the production costs of our first Fitness DVD
$ 3,000 for the production costs of our second Fitness DVD
$ 2,500 in directors’ fees $ 3,000 general administration expenses
$ 7,000 duplication costs
$ 4,500 in marketing fees
$ 4,000 for development of the first phase of our website development

As of July 31, 2005, we had cash equivalents of $5,476, and we believe that we need approximately an additional $35,000 to meet our capital requirements over the next 12 months. Our intention is to obtain this money through the Direct Offering being registered in this registration statement. Once our website is developed and our first 2 DVDs are produced, we may seek additional financing of between $100,000 and $500,000 to develop further products and to launch our products into the market.

Fitmedia plans to engage outside contractors and consultants who are willing to be paid in stock rather than cash or a combination of stock and cash. Expenses incurred which cannot be paid in stock, such as Auditors fees, will be paid through cash. There are no assurances that Fitmedia will be able to meet its capital requirements or that its capital requirements will not increase. If Fitmedia is unable to raise necessary capital to meet its capital requirements, Fitmedia may not be able to develop its fitness DVDs or its website and it may never be able to offer a product for sale to the public.

As Fitmedia expands in the future, and once our products are ready for distribution, Fitmedia will incur additional costs for personnel. In order for Fitmedia to attract and retain quality personnel, management anticipates it will need to offer competitive salaries, issue common stock to consultants and employees, and grant Fitmedia stock options to future employees. We anticipate that we will need approximately $100,000 per year beginning in 2007 to pay salaries to employees in working in the areas of marketing, sales and accounting.

Fitmedia's independent certified public accountants have stated in their report dated February 23, 2005 included herein, that Fitmedia has incurred operating losses from its inception and that Fitmedia is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about Fitmedia's ability to continue as a going concern.

Known Material Trends and Uncertainties

Fitmedia intends to enter into agreement with fitness instructors to act as writers or directors for the DVDs we intend to produce. In some instances, we may be required to offer these fitness instructors a royalty percentage of future sales. For example we have agreed to pay the writer, Joelle Lazar, 5% of our profits from sales of our Prenatal Yoga DVD. We also anticipate that we may offer royalties to performer who appear on screen in our DVDs. Because we are trying to keep our production costs at a minimum, we may offer royalty percentages of sales that are higher than the industry average. We anticipate that we may owe as much as 10% of our gross revenues in royalties to performers, writers or directors of our DVDs.

As of July 31, 2005, Fitmedia has no off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the board of directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in the online music sales or music distribution industry or general economic conditions.

DESCRIPTION OF PROPERTY

Our offices and studio are in rented premises located at 304B-338 West 8th Avenue and consist of approximately 300 square feet on the top half of a loft office. The bottom of the loft office is a common area and in the common area we have access to fax services. Our current studio is sufficient for our business purposes. Many independent contractors work from home and we intend to shoot the photography for our DVDs in various locations. For example, most of the photography for our Prenatal Yoga DVD took place at the beach. We anticipate the in the future we may need to rent studio space for limited periods of time to shoot the video photography for our planned DVDs. The lease term for our offices is from October 1, 2004 to September 30, 2009. The rent is $2,004 annually, payable for each year in advance within the first month of each year. This amount includes Internet and fax services and all other utilities except for telephone. We may cancel the lease at any time on one month’s notice. The landlord may terminate lease on six months written notice to Fitmedia, or on one month written notice to Fitmedia if the landlord has entered into a binding contract for sale of the premises. A copy of the lease is included in this prospectus as Exhibit 10.2.

We do not own recording, lighting, video equipment or other production equipment. For our production needs so far, we have rented equipment we needed on a daily basis, and we can continue to do this for our future production and editing needs. However, if we are successful in raising more than $50,000, we intend to purchase approximately $10,000 worth of production and editing equipment. Such equipment would likely include a digital camera, some lights and a computer with digital editing software.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our registration statement has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of September 8, 2005, there were 23 holders of record of our common stock.

EXECUTIVE COMPENSATION

Our only executive officer since inception, Timothy Crottey, was not paid any compensation and did not accrue any compensation during the five months ended January 31, 2005. During the six months ended July 31, 2005, however, Mr. Crottey received fees for his services as an executive officer and director in the amount of $1,766. No options or other derivative securities were issued to Mr. Crottey.

FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. Our Audited Financial Statements for the five months ended January 31, 2005 are attached to this prospectus as pages F-2 through F-11. Our Unaudited Interim Financial Statements for the six months ended July 31, 2005 are attached to this prospectus as pages F-12 – F-21.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception, we have had no changes in or disagreements with our accountants. Our audited financial statements for the fiscal year ended January 31, 2005 have been included in this prospectus in reliance upon Moore Stephens Ellis Foster Ltd., Chartered Accountants, as experts in accounting and auditing. Ellis Foster ( Moore Stephens -- Ellis Foster Ltd. ) merged with Ernst & Young LLP on May 4, 2005 and has continued its business under the name of Ernst & Young LLP. Fitmedia’s financial statements for the period February 1, 2005 to July 31, 2005 are included in this prospectus and registration statement and have been reviewed by Ernst & Young LLP. Because the change in auditors is a result of a merger of two accounting firms, the change of accountants was not considered or recommended by Fitmedia’s board of directors or audit committee of the board of directors.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

Our Bylaws provide that:

•	we may indemnify our directors and officers to the fullest extent permitted by Delaware law;
•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and
•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Fitmedia’s Certificate of Incorporation is filed as Exhibit 3.1 and our Bylaws are filed as Exhibit 3.2 to this registration statement.

We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows

SEC filing fee	$100
Legal fees and expenses	3,000
Accounting fees and expenses	2,700
Printing & Marketing expenses	100
Miscellaneous	100
Total	$6,000

RECENT SALES OF UNREGISTERED SECURITIES

Since inception on August 30, 2004, we have sold conducted the following sales of unregistered securities. These transactions did not involve public offerings and were exempt from registration pursuant to Section 4(2) and Regulation S of the Securities Act:

On September 30, 2004, we issued 18,600,000 shares of our common stock to our founder, Timothy J. Crottey, for $1,860.

Also on September 30, 2004, we issued 2,400,000 shares of our common stock to Robert Jarva for $240 and 2,400,000 shares of our common stock to Audrey Crottey for $240.

On October 31, 2004, we issued 5,010 shares of our common stock to Mark Hammer, 2,505 shares of our common stock to Kathy Watkinson and 2,505 shares of our common stock to Sean Watkinson, these shares were valued at a total of $2,004 and were issued in lieu of a rental payment.

On December 2, 2004, we issued 1,000 shares, valued at $100, to Roman Onufrijchuk, in lieu of a director fee.

Also on December 2, 2004, we issued 192,500 shares of our common stock for $0.10 per share. The following lists the individuals to which the shares were issued and the number of shares each individual purchased.

Name of Selling Stockholder	Shares Purchased
Bilynsky, Maryna	2,000
Thierry, Damilano	13,000
Deas, Peter A.	5,000
Degen, Vadim	10,000
Dragan, Paul	10,000
Draycott Investment Ltd.	30,000
Kim, Hyun-Young	8,000
Kim, Sun- Young	10,000
Lin-Li, Anne Lee	10,000
Lower, Scott	35,000
Molnar, Andrea	8,000
Morgan, Wayne	10,000
Muzylowski, Mike	20,000
Ratchkovski, Mikhail	3,500
Smirnov, Igor	10,000
Wood, Joanne	8,000

EXHIBITS

Exhibit Number	Exhibit Description

3.1 (1)	Certificate (Articles) of Incorporation as filed with the Delaware Secretary of State on August 30, 2004

3.2 (1)	Bylaws

4 (1)	Instrument Defining the Right of Holders - Form of Share Certificate

5.1 (2)	Legal Opinion

10.1 (2)	Writer Agreement with Joelle Lazar dated June 27, 2005

10.2 (1)	Lease Agreement

10.3 (2)	Actor Agreement with Joelle Lazar dated June 27, 2005

10.4 (2)	Actor Agreement with Carrie Lazar dated June 27, 2005

10.5 (2)	Director and Producer Agreement with Timothy Crottey dated June 28, 2005

23.1	Consent of Auditor

23.2 (1)	Consent of Attorney

(1) previously filed as an exhibit to Fitmedia’s Form SB-2 filed May 13, 2005
(2) previously filed as an exhibit to Fitmedia’s Form SB-2/A #1 filed September 19, 2005

UNDERTAKINGS

Fitmedia hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

•	include any prospectus required by Section 10(a)(3) of the Securities Act;

•
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

•
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. In the event that a claim for indemnification against the liabilities, other than the payment by Fitmedia of expenses incurred and paid by a director, officer or controlling person of Fitmedia in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, Fitmedia certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 20th day of October , 2005.

FITMEDIA INC.

By:	/s/ Timothy J. Crottey
Timothy J. Crottey
President, Director, Chairman, Chief Executive Officer,
Chief
Financial Officer, Principal Accounting Officer

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Timothy J. Crottey	President, Director, Chairman,	October 20 , 2005
Timothy J. Crottey	Chief Executive Officer, Chief
Financial Officer, Principal Accounting
Officer, Secretary

/s/ Roman Onufrijchuk	Director	October 20 , 2005
Roman Onufrijchuk

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Report of Independent Registered Public Accounting Firm

2.	Financial Statements for the fiscal year ended January 31, 2005

	a.	Balance Sheet

	b.	Statement of Stockholders’ Equity

	c.	Statement of Operations

	d.	Statement of Cash Flows

	e.	Notes to Financial Statements

3.	Financial Statements for the Period Ended July 31, 2005

	a.	Interim Consolidated Balance Sheet

	b.	Consolidated Statement of Stockholder’s Equity

	c.	Consolidated Statement of Operations

	d.	Consolidated Statement of Cash Flows

	e.	Notes to Consolidated Financial Statements

MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS
1650 West 1st Avenue Vancouver, BC Canada V6J 1G1 Telephone: (604) 737-8117 Facsimile: (604) 714-5916 Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

FitMedia Inc.
(A development stage company)

We have audited the balance sheet of FitMedia Inc. (a development stage company) (“the Company”) as at January 31, 2005 and the related statements of stockholders’ equity, operations and cash flows for the period from August 30, 2004 (inception) to January 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2005 and the results of its operations and its cash flows for the period from August 30, 2004 (inception) to January 31, 2005 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has not generated any revenue and has incurred start-up losses to date, realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“MOORE STEPHENS ELLIS FOSTER LTD."
February 23, 2005	Chartered Accountants

MSEFA partnership of incorporated professionals
An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited - members in principal cities throughout the world

FITMEDIA INC. (A development stage company) Balance Sheet January 31, 2005 (Expressed in U.S. Dollars)

ASSETS

Current Assets
Cash and cash equivalents	$14,945
Prepaid rent	1,503

Total Current Assets	$16,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current Liabilities
Due to a related party (Note 4b)	$280

Stockholders' Equity

Share Capital
Preferred shares
Authorized: 20,000,000, with a par value of $0.0001
Issued and outstanding: None	-
Common shares
Authorized:80,000,000, with a par value of $0.0001
Issued and outstanding: 23,603,520	2,360

Additional paid-in capital	21,334

Deficit accumulated during the development stage	(7,526)

Total Stockholders' Equity	16,168

Total Liabilities and Stockholders' Equity	$16,448

The accompanying notes are an integral part of these financial statements.

FITMEDIA INC. (A development stage company) Statement of Stockholders' Equity For the Period August 30, 2004 (date of inception) to January 31, 2005 (Expressed in U.S. Dollars)

				Deficit
				accumulated
			Additional	during the	Total	Total
	Common stock		paid-in	development	stockholders'	comprehensive
	Shares	Amount	capital	stage	equity	income (loss)

Common shares issued for cash on
September 30, 2004 for $0.0001 per share	23,400,000	$2,340	$-	$-	$2,340	$-

Common shares issued in lieu of rent on
October 31, 2004 for $0.20 per share	10,020	1	2,003	-	2,004	-

Common shares issued for service rendered on
December 2, 2004 for $0.10 per share	1,000	-	100	-	100	-

Common shares issued for cash on
December 2, 2004 for $0.10 per share	192,500	19	19,231	-	19,250	-

Comprehensive income (loss)
- net (loss) for the period	-	-	-	(7,526)	(7,526)	(7,526)

Balance, January 31, 2005	23,603,520	$2,360	$21,334	$(7,526)	$16,168	$(7,526)

The accompanying notes are an integral part of these financial statements.

FITMEDIA INC. (A development stage company) Statement of Operations For the Period August 30, 2004 (date of inception) to January 31, 2005 (Expressed in U.S. Dollars)

Expenses
Director fees (Note 4a)	$2,600
Filing	338
Office and miscellaneous	1,587
Professional fees	2,500
Rent	501

Total expenses	7,526

Net (loss) for the period	$(7,526)

Earnings (loss) per shares - basic and diluted	$(0.00)

Weighted average number of shares
outstanding - basic and diluted	18,802,164

The accompanying notes are an integral part of these financial statements.

FITMEDIA INC. (A development stage company) Statement of Cash Flows For the Period August 30, 2004 (date of inception) to January 31, 2005 (Expressed in U.S. Dollars)

Cash flows from (used in) operating activities
Net (loss) for the period	$(7,526)
Adjustment for items not involving cash
- shares issued in lieu of rent	501
- shares issued for service rendered	100

Net cash used in operating activities	(6,925)

Cash flows from financing activities
Due to a related party	280
Proceeds from share issuance	21,590

Net cash provided by financing activities	21,870

Net increase in cash and cash equivalents	14,945

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$14,945

Supplemental disclosures of cash flow information:
Interest expense paid in cash	$-
Income taxes paid in cash	$-

The accompanying notes are an integral part of these financial statements.

FITMEDIA INC. (A development stage company) Notes to Financial Statements January 31, 2005 (Expressed in U.S. Dollars)

1.	Incorporation and Continuance of Operations

FitMedia Inc. (“the Company”) was incorporated on August 30, 2004 under the laws of the State of Delaware. The Company is a development stage enterprise in the business of producing and distributing fitness DVDs.

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required and ultimately, achieve profitable operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any operating revenues to date.

2.	Significant Accounting Policies

(a) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

(b) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at January 31, 2005, cash and cash equivalents consist of cash only.

(c) Advertising

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period from August 30, 2004 (inception) to January 31, 2005.

FITMEDIA INC. (A development stage company) Notes to Financial Statements January 31, 2005 (Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

	(d)	Foreign Currency Transactions and Translations

The Company maintains its accounting records in U.S. Dollars and translates the foreign currency transactions as follows:

At the transaction date, each asset, liability, revenue and expense denominated in foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

	(e)	Earnings (Loss) per share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

	(f)	Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying values of cash and equivalent and amount due to a related party approximate their fair values because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.

FITMEDIA INC. (A development stage company) Notes to Financial Statements January 31, 2005 (Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

	(g)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

	(h)	Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, which establishes standards for the reporting and displaying of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

	(i)	New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 does not have an impact on the Company’s financial statements.

FITMEDIA INC. (A development stage company) Notes to Financial Statements January 31, 2005 (Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

(i) New Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company did not grant any stock options since its inception. The adoption of this new accounting pronouncement does not have a material impact on the Company’s financial statements.

3.	Income Taxes

As at January 31, 2005, the Company has estimated net operating losses carried forward for tax purpose of $7,526, which may be applied against future taxable income. The potential tax benefits arising from this loss have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in the management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The tax effects of temporary differences that give rise to the Company’s deferred tax asset (liability) are as follows:

Loss carryforward	$2,900
Valuation allowance	(2,900)

$-

FITMEDIA INC. (A development stage company) Notes to Financial Statements January 31, 2005 (Expressed in U.S. Dollars)

4.	Related Party Transactions

(a)
In November 2004, the Company entered a letter of agreement, providing the “terms of and conditions for the appointment for an individual as a Non- executive Director” (“the Agreement”). Based on the agreement, the Company will pay a director’s fee at the rate of $2,500 cash per year, payable before the end of each annual period, plus issue 1,000 shares of the Company’s common stock annually. As of January 31, 2005, the first year director’s fee of $2,500 cash has been paid, and 1,000 common shares have been issued.

	(b)	The amount due to a related party is due to a director of the Company and is unsecured, non-interest bearing and has no stated term of repayment.

5.	Non Cash Transactions

	(a)	The Company issued 10,020 Common shares, valued at $ 2,004, in lieu of rent. As at January 31, 2005, $1,503 was recorded as a prepaid expense to apply to future rent expense.

	(b)	The Company issued 1,000 common shares, valued at $100, in lieu of director fee. (See Note 4a).

6.	Commitment

On October 1, 2004, the Company entered a Lease Agreement to rent an office. The lease term is from October 1, 2004 to September 30, 2009. The annual rent is $2,004 annually, payable for each year in advance within the first month of each year.

Consolidated Financial Statements

FitMedia Inc.
(a development stage company)
(expressed in U.S. dollars)
Unaudited
July 31, 2005

FitMedia Inc.
(a development stage company)

CONSOLIDATED BALANCE SHEET
(expressed in U.S. dollars)

As at		Unaudited

	July 31,	January 31,
	2005	2005
	$	$

ASSETS
Current
Cash and cash equivalents	5,476	14,945
Prepaid expenses	519	1,503
	5,995	16,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	100	—
Due to a related party [note 4b]	—	280
	100	280
Commitments [note 6]

Stockholders’ equity
Share capital
Preferred shares
Authorized: 20,000,000, with a par value of $0.0001
Issued and outstanding: none
Common shares
Authorized: 80,000,000, with a par value of $0.0001
Issued and outstanding: 23,603,520	2,360	2,360
Additional paid- in capital	21,334	21,334
Deficit accumulated during the development stage	(17,799)	(7,526)
Total stockholders’ equity	5,895	16,168
Total liabilities and stockholders’ equity	5,995	16,448

See accompanying notes

On behalf of the Board:

/s/ Roman Onufrijchuk	/s/ Timothy Crottey
Director	Director

FitMedia Inc.
(a development stage company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(expressed in U.S. dollars)

For the period August 30, 2004 (date of inception) to July 31, 2005						Unaudited

	Common stock
	Shares #	Amount $	Additional paid-in capital $	Deficit accumulated during the development stage $	Total stockholders’ equity $	Total comprehensive income (loss) $

Common shares issued for cash on September 30, 2004 for $0.0001 per share	23,400,000	2,340	—	—	2,340	—
Common shares issued in lieu of rent on October 31, 2004 for $0.20 per share	10,020	1	2,003	—	2,004	—
Common shares issued for service rendered on December 2, 2004 for $0.10 per
share	1,000	—	100	—	100	—
Common shares issued for cash on December 2, 2004 for $0.10 per share	192,500	19	19,231	—	19,250	—
Comprehensive income (loss) - net loss for the period	—	—	—	(7,526)	(7,526)	(7,526)
Balances, January 31, 2005	23,603,520	$2,360	$21,334	$(7,526)	$16,168	$(7,526)
Comprehensive income (loss) - net loss for the period	—	—	—	(10,273)	(10,273)	(10,273)
Balance, July 31, 2005 (unaudited)	23,603,520	2,360	21,334	(17,799)	5,895	(17,799)

See accompanying notes

FitMedia Inc.
(a development stage company)

CONSOLIDATED STATEMENT OF OPERATIONS
(expressed in U.S. dollars)

				Unaudited

	For the period August 30, 2004 (date of inception) to July 31, 2005 $	For the period February 1, 2005 to July 31, 2005 $	For the period February 1, 2005 to April 30, 2005 $	For the period August 30, 2004 (date of inception) to January 31, 2005 $

EXPENSES
Director fees [note 4[a]]	2,600	—	—	2,600
Filing	1,324	986	170	338
Office and miscellaneous	2,213	626	161	1,587
Production	2,198	2,198	—	—
Professional fees	7,794	5,294	2,571	2,500
Rent	1,670	1,169	—	501
Total expenses	17,799	10,273	2,902	7,526
Net loss for the period	(17,799)	(10,273)	(2,902)	(7,526)

Earnings (loss) per shares - basic and diluted	(0.00)	(0.00)	(0.00)	(0.00)

Weighted average number of shares
outstanding - basic and diluted	21,388,609	23,603,520	23,603,520	18,802,164

See accompanying notes

FitMedia Inc.
(a development stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
(expressed in U.S. dollars)

			Unaudited

	For the period August 30, 2004 (date of inception) to July 31, 2005 $	For the period February 1, 2005 to July 31, 2005 $	For the period August 30, 2004 (date of inception) to January 31, 2005 $

OPERATING ACTIVITIES
Net loss for the period	(17,799)	(10,273)	(7,526)
Adjustments for items not involving cash:
Shares issued in lieu of rent	2,004	—	501
Shares issued for service rendered	100	—	100
Change in non-cash working capital balances:
Prepaid expense	(519)	984	—
Accounts payable and accrued liabilities	100	100	—
Cash used in operating activities	(16,114)	(9,189)	(6,925)

FINANCING ACTIVITIES
Due to a related party	—	(280)	280
Proceeds from share issuance	21,590	—	21,590
Cash provided by financing activities	21,590	(280)	21,870

Net increase in cash and cash equivalents	5,476	(9,469)	14,945
Cash and cash equivalents, beginning of period	—	14,945	—
Cash and cash equivalents, end of period	5,476	5,476	14,945

Supplemental disclosures of cash flow information
Interest expense paid in cash	—	—	—
Income taxes paid in cash	—	—	—

See accompanying notes

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

1. INCORPORATION AND CONTINUANCE OF OPERATIONS

FitMedia Inc. (“the Company”) was incorporated on August 30, 2004 under the laws of the State of Delaware. The Company is a development stage enterprise in the business of producing and distributing fitness DVDs.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required and ultimately, achieve profitable operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any operating revenues to date.

2. SIGNIFICANT ACCOUNTING POLICIES

Interim financial statements

These interim consolidated financial statements have been prepared using the same accounting policies as the most recent annual financial statements of the Company. These interim financial statements may not include all disclosures normally provided in the annual financial statements and should be read in conjunction with the Company’s audited financial statements for the period ended January 31, 2005. Interim results are not indicative of the results expected for the year.

Principles of consolidation

These consolidated financial statements include the accounts of FitMedia Inc. and its wholly owned subsidiary Green Tea Productions Inc. The subsidiary company is inactive at this time.

All inter-company accounts and transactions have been eliminated.

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Accounting estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Cash and cash equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at July 31, 2005, cash and cash equivalents consist of cash only.

Advertising

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period from August 30, 2004 (inception) to July 31, 2005.

Foreign currency transactions and translations

The Company maintains its accounting records in U.S. Dollars and translates the foreign currency transactions as follows:

At the transaction date, each asset, liability, revenue and expense denominated in foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

Earnings (loss) per share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Fair value of financial instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying values of cash and equivalent and amount due to a related party approximate their fair values because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.

Income taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Comprehensive income

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, which establishes standards for the reporting and displaying of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Consolidated Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

2. SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

New accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 does not have an impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company did not grant any stock options since its inception. The adoption of this new accounting pronouncement does not have a material impact on the Company’s consolidated financial statements.

Revenue recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the client, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company reduces revenue for estimated client returns and other allowances.

3. INCOME TAXES

As at July 31, 2005, the Company has estimated net operating losses carried forward for tax purpose of $17,799, which may be applied against future taxable income. The potential tax benefits arising from this loss have not been recorded in the consolidated financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in the management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

3. INCOME TAXES (cont’d.)

The tax effects of temporary differences that give rise to the Company’s deferred tax asset (liability) are as follows:

$

Loss carryforward	6,052
Valuation allowance	(6,052)
—

4. RELATED PARTY TRANSACTIONS

a]

In November 2004, the Company entered a letter of agreement, providing the “terms of and conditions for the appointment for an individual as a Non -executive Director” (“the Agreement”) . Based on the agreement, the Company will pay a director’s fee at the rate of $2,500 cash per year, payable at the beginning of each annual period, plus issue 1,000 shares of the Company’s common stock annually. As of July 31, 2005, the first year director’s fee of $2,500 cash has been paid, and 1,000 common shares have been issued. After receiving payment, the director owes no further services to the Company.

b]	The amount due to a related party is due to a director of the Company and is unsecured, non- interest bearing and has no stated term of repayment.

5. NON-CASH TRANSACTIONS

a]	The Company issued 10,020 Common shares, valued at $ 2,004, in lieu of rent. As at July 31, 2005, $334 was recorded as a prepaid expense to apply to future rent expense.

b]	The Company issued 1,000 common shares, valued at $100, in lieu of director fee [see note 4[a]].

FitMedia Inc.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

July 31, 2005	Unaudited

6. COMMITMENTS

a]

On October 1, 2004, the Company entered a Lease Agreement to rent an office. The lease term is from October 1, 2004 to September 30, 2009. The annual rent is $2,004 annually, payable for each year in advance within the first month of each year .

b]	The Company has entered into four agreements with individuals to direct, produce, write and act in fitness DVDs.

The first agreement, dated June 27, 2005, is with an individual to write the Company’s first fitness DVD. As compensation for the writing services, the Company has agreed to pay the individual $80 per hour and a 5% royalty of the Company’s profits from the DVD. The second agreement, dated June 27, 2005, is with the same individual and is for acting services on the DVD. Compensation for these acting services will be at $80 per hour with no royalties.

The third agreement, dated June 27, 2005, is with a separate individual for acting services on the DVD. The compensation for this individual will be at $22 per hour with no royalties.

The fourth agreement, dated June 28, 2005, is with the Company’s CEO, director and present to act as director and producer for the DVD. Compensation for these services will be $400 in full with no royalty rights.

7. SUBSEQUENT EVENTS

The Company is in the process of arranging a share offering to raise up to $100,500 through the issuance of 670,000 common shares at a price of $0.15 per share.